INTERPACE DIAGNOSTICS GROUP, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

AND

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

INTERPACE DIAGNOSTICS GROUP, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on July 12, 2019:

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation and the issuance of a series of Preferred Stock designated as the Series A-1 Convertible Preferred Stock, par value $0.01 per share, of the Corporation is each hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock is hereby approved as follows:

SERIES A AND SERIES A-1 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9(e) below, deemed to be issued) by the Corporation after the Issuance Date, other than: (a) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Senior Preferred Stock; (b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9(a), Section 9(b) or Section 9(c); (c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including the approval of at least one Series A Director; (d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of an Option or Convertible Security that is issued and outstanding prior to the Issuance Date (clauses a – d collectively, “Exempted Securities”).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Deemed Liquidation” shall mean (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Senior Preferred Stock.

“Issuance Date” means July 15, 2019.

“Minimum Price” means the lower of (a) the closing price of Common Stock (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Issuance Date; or (b) the average closing price of the Common Stock (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the Issuance Date.

“Net Revenue” means the consolidated net revenue recognized by the Corporation as set forth on the Corporation’s audited consolidated statement of operations for the twelve month period ended December 31, 2020, as reported by the Corporation on Form 10-K as filed with the Commission, in each case, solely to the extent such consolidated net revenue arises from the Corporation’s clinical testing business (which for the avoidance of doubt will exclude any products or services acquired or licensed by the Corporation or any of its direct or indirect subsidiaries from and after the Issuance Date, including pursuant to that certain Secured Creditor Asset Purchase Agreement, entered into by a subsidiary of the Corporation on the Issuance Date).

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.01 per share.

“Series A Adjustment Amount” means an amount equal to the product, of: (a) three cents ($0.03); multiplied by (b) (the amount, if any, by which the Net Revenue is less than Thirty Four Million Dollars ($34,000,000)) divided by 1,000,000; provided, however, in no event will the Series A Adjustment Amount equal an amount greater than twenty one cents $0.21 per share (it being understood that the Series A Adjustment Amount shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

“Series A Conversion Price” means an amount initially equal to eighty cents ($0.80) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) minus the Series A Adjustment Amount, subject to adjustment as provided herein.

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“Series A Conversion Ratio” means, for each share of Series A Preferred Stock, the ratio obtained by dividing the Series A Liquidation Amount of such share by the Series A Conversion Price.

“Series A Liquidation Value” means an amount equal to the Series A Liquidation Amount divided by the number of shares of Series A Preferred Stock outstanding.

“Series A-1 Liquidation Value” means an amount equal to the Series A-1 Liquidation Amount divided by the number of shares of Series A-1 Preferred Stock outstanding.

“Series A Mandatory Conversion Price” means an amount equal to eighty cents ($0.80) minus the Series A Adjustment Amount.

“Series A Minimum Voting Ratio” means, for each share of Series A Preferred Stock, the ratio obtained by dividing the Stated Value by Eighty Cents ($0.80) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

“Stated Value” means $100,000 per share.

“Threshold Amount” means 19.99% of the number of shares of Common Stock outstanding immediately prior to the issuance of Senior Preferred Stock on the Issuance Date.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The first series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 270. The second series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock” and together with the Series A Preferred Stock, the “Senior Preferred Stock”) and the number of shares so designated shall be 80. The Senior Preferred Stock shall have a par value of $0.01 per share.

(b) The Corporation shall register shares of the Senior Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Senior Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Senior Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Senior Preferred Stock may be issued solely in book-entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Senior Preferred Stock in the Senior Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Senior Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two (2) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

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Section 3. Dividends.

(a) From and after the third (3rd) anniversary of the Issuance Date, each share of Series A-1 Preferred Stock shall accrue dividends at the rate per annum of twelve percent (12%) of the Stated Value plus the amount of previously declared or accrued, and not previously paid dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series A-1 Accruing Dividends”). The Series A-1 Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and be compounded quarterly; provided, however, that except as set forth in the following sentence of this Section 3(a) such Series A-1 Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series A-1 Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Series A Accruing Dividend and dividends on shares of Common Stock payable in shares of Common Stock) unless the Holders of the Series A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Series A-1 Accruing Dividends then accrued on such share of Series A-1 Preferred Stock and not previously paid, plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable had such share of Series A-1 Preferred Stock been converted into Series A Preferred Stock pursuant to Section 7 immediately prior to such dividend and immediately thereafter and effective prior to the consummation of such dividend each such share of Series A Preferred Stock had been converted to Common Stock pursuant to Section 8 without regard to the Exchange Cap, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A-1 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A-1 Preferred Stock pursuant to this Section 3(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-1 Preferred Stock dividend. Notwithstanding anything to the contrary herein, the Corporation shall not declare, pay or set aside a dividend on Series A-1 Preferred Stock consisting of Common Stock prior to the Nasdaq Approval Date.

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(b) From and after the initial issuance date of a share of Series A Preferred Stock, including the date of conversion of any shares of Series A-1 Preferred Stock into Series A Preferred Stock, each such share of Series A Preferred Stock shall accrue dividends at the rate per annum of six percent (6%) of the Stated Value plus the amount of previously declared or accrued, and not previously paid dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series A Accruing Dividends”). The Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and be compounded quarterly; provided, however, that except as set forth in the following sentence of this Section 3(b) such Series A Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series A Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Series A-1 Accruing Dividend and dividends on shares of Common Stock payable in shares of Common Stock) unless the Holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid, plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock pursuant to Section 8 without regard to the Exchange Cap, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders of Series A Preferred Stock pursuant to this Section 3(b) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. Notwithstanding anything to the contrary herein, the Corporation shall not declare, pay or set aside a dividend on Series A Preferred Stock consisting of Common Stock prior to the Nasdaq Approval Date.

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Section 4. Voting Rights.

(a) Non-Voting Series A-1 Preferred Stock. The Series A-1 Preferred Stock shall have no voting rights.

(b) General Series A Preferred Stock Voting Rights. From and after the Issuance Date until the earlier of: (i) the day following the Next Meeting Date (as defined below); and (ii) six (6) months following the Issuance Date (the “Voting Date”), the Series A Preferred Stock shall have no voting rights (the “Voting Block”); provided, however, that the Voting Block shall not apply to Section 4(c)(i), Section 4(c)(ii), Section 4(c)(iii), Section 4(c)(iv), Section 4(c)(vi), Section 4(d) or Section 4(e); provided, further, that from and after the day following the Next Meeting Date, the Voting Block shall not apply. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the lesser of: (a) the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter; and (b) the number of whole shares of Common Stock equal to the number of shares of Series A Preferred Stock held by such Holder as of the record date for determining stockholders entitled to vote on such matter multiplied by the Series A Minimum Voting Ratio; provided, however, that at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) pursuant to which the record date for determining the stockholders entitled to vote at such meeting (or by written consent) occurs prior to the Nasdaq Approval Date, each share of Series A Preferred Stock that exceeds the Exchange Cap shall have no voting rights (the “Voting Cap”); provided, further, that from and after the Nasdaq Approval Date, the Voting Cap shall not apply. Except as provided by law or by the other provisions of this Certificate of Designation, Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(c) Directors.

(i) After the Nasdaq Approval Date, for so long as at least 135 shares of Series A Preferred Stock remain outstanding that are not subject to the Voting Cap (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) or if the Holders of Series A Preferred obtain an exemption to the Voting Cap from the Nasdaq Capital Market with respect to the right to appoint directors of the Corporation, the Holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation.

(ii) After the Nasdaq Approval Date, for so long as at least 90 shares of Series A Preferred Stock remain outstanding that are not subject to the Voting Cap (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) or if the Holders of Series A Preferred obtain an exemption to the Voting Cap from the Nasdaq Capital Market with respect to the right to appoint directors of the Corporation, the Holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation.

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(iii) For so long as at least 45 shares of Series A Preferred Stock remain outstanding that are not subject to the Voting Cap (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (each director elected pursuant to this Section 4(c) shall hereinafter referred to as a “Series A Director”).

(iv) If the Corporation is unable to redeem for cash in compliance with Section 6 all of the shares of Senior Preferred Stock subject to a Redemption Notice in compliance with applicable law, the Holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect a majority of the directors of the Corporation then in-office.

(v) The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vi) Any director elected pursuant to this Section 4(c) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 4(c).

(d) Protective Provisions. Notwithstanding anything in this Certificate of Designation to the contrary, for so long as any shares of the Senior Preferred Stock remain outstanding, the following actions may only be taken by the Corporation or any of its direct or indirect subsidiaries with the written consent of Holders representing a majority of the outstanding shares of Senior Preferred Stock (voting as a single class):

(i) amend, waive, alter or repeal the preferences, rights, privileges or powers of the Holders of the Senior Preferred Stock;

(ii) amend, alter or repeal any provision of this Certificate of Designation in a manner that is adverse to the Holders of Senior Preferred Stock;

(iii) authorize, create or issue any equity securities senior to or pari passu with either series of the Senior Preferred Stock; or

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(iv) increase or decrease the number of directors constituting the Board.

(e) Additional Protective Provisions. Notwithstanding anything in this Certificate of Designation to the contrary, for so long as either: (i) at least 105 shares of Senior Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); or (ii) at least 28 shares of Series A-1 Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the following actions may only be taken by the Corporation or any of its direct or indirect subsidiaries with the written consent with the consent of Holders representing a majority of the outstanding shares of Senior Preferred Stock (voting as a single class):

(A) (1) authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Corporation or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (2) authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Corporation or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions exceeding $4.5 million initially (the “Debt Threshold”), excluding, however: (w) any capitalized and operating leases entered into by the Corporation or its direct or indirect subsidiaries in the ordinary course of business consistent with past practice; and (x) any debt incurred by the Corporation pursuant to the terms of the Corporation’s existing term loan and credit facility with Silicon Valley Bank as it is proposed to be expanded on the Issuance Date on similar terms with Silicon Valley Bank or another comparable credit facility provider subsequent to the Issuance Date; provided, that if the aggregate consolidated revenue recognized by the Corporation and its direct or indirect subsidiaries (the “Combined Revenue”) as reported by the Corporation on Form 10-K as filed with the Commission for any fiscal year ending after the Issuance Date exceeds $45 million dollars, the Debt Threshold for the following fiscal year shall increase to an amount equal to: (y) ten percent (10%); multiplied by (z) the Combined Revenue as reported by the Corporation on Form 10-K as filed with the Commission for the previous fiscal year;

(B) merge with or acquire all or substantially all of the assets of one or more other companies or entities with a value in excess of $20 million (the “Acquisition Threshold”); provided, that the Acquisition Threshold shall increase on a straight line basis to an amount up to $40 million, but in no event greater than $40 million, to the extent Combined Revenue for the then-most recently completed quarterly period as reported by the Corporation on Form 10-K as filed with the Commission or Form 10-Q as filed with the Commission, as applicable, falls between the Combined Revenue for the Corporation’s fiscal quarter ended on September 30, 2019, and 100% greater than the Combined Revenue for the Corporation’s fiscal quarter ended on September 30, 2019;

(C) materially change the nature of the business of the Corporation or any of its direct or indirect subsidiaries as it is proposed to be conducted as of the Issuance Date.;

(D) consummate any Liquidation (as defined below);

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(E) transfer, by sale, exclusive license or otherwise, material intellectual property rights of the Corporation or any of its direct or indirect subsidiaries, other than licenses, transfers or sales of products accomplished in the ordinary course of business consistent with past practice;

(F) declare or pay any cash dividend or make any cash distribution on any equity interests of the Corporation other than the Senior Preferred Stock;

(G) repurchase or redeem any shares of capital stock of the Corporation, except for: (1) the redemption of the Senior Preferred Stock pursuant to Section 5(e) or Section 6; or (2) repurchases of Common Stock under agreements previously approved by the Board of Directors of the Corporation with employees, consultants, advisors or others who performed services for the Corporation or any direct or indirect subsidiary in connection with the cessation of such employment or service;

(H) incur any additional individual debt, indebtedness for borrowed money or other additional liabilities pursuant to which the Corporation or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (b) incur any individual debt, indebtedness for borrowed money or other liabilities pursuant to which the Corporation or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions in excess of the Debt Threshold (in each case, excluding: (i) any capitalized and operating leases entered into by the Corporation or its direct or indirect subsidiaries in the ordinary course of business consistent with past practice; (ii) any debt incurred by the Corporation pursuant to the terms of the Corporation’s existing term loan and credit facility with Silicon Valley Bank as it is proposed to be expanded on the Issuance Date on similar terms with Silicon Valley Bank or another comparable credit facility provider subsequent to the Issuance Date; and (iii) any purchase money financing in connection with the acquisition of equipment or otherwise); or

(I) change any accounting methods or practices of the Corporation or any of its direct or indirect subsidiaries, except for those changes required by GAAP or applicable regulatory agencies or authorities, including but not limited to the Securities and Exchange Commission and the Financial Accounting Standards Board, in each case, as consented to by the Corporation’s independent auditors.

(f) Notwithstanding the foregoing, nothing in Section 4(e) shall restrict the Corporation’s ability to adopt an at-the-market offering of its Common Stock or other public offering of Common Stock registered with the Commission on Form S-3 for up to $5 million worth of the Common Stock (“Permitted Financings”); provided, however, that Permitted Financings will not include any transaction or series of related transactions pursuant to which the Corporation issues warrants or any other convertible security without the written consent of Holders representing a majority of the outstanding shares of Senior Preferred Stock.

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Section 5. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation (a “Liquidation”), the Holders of shares of Series A-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of Preferred Stock ranking on liquidation on a parity with the Series A-1 Preferred Stock), and before any payment shall be made to the Holders of Series A Preferred Stock, Common Stock or any other class or series of Preferred Stock ranking on liquidation junior to the Series A-1 Preferred Stock by reason of their ownership thereof, an amount per share of Series A-1 Preferred Stock equal to the greater of (based on the date of the related Liquidation): (a) from and after the Issuance Date until the second (2nd) anniversary of the Issuance Date, two times (2x) the Stated Value of such share of Series A-1 Preferred Stock; (b) after the second (2nd) anniversary of the Issuance Date until the third (3rd) anniversary of the Issuance Date, two and one-half times (2½x) the Stated Value of such share of Series A-1 Preferred Stock; or (c) from and after the third (3rd) anniversary of the Issuance Date three times (3x) the Stated Value of such share of Series A-1 Preferred Stock, plus any Series A-1 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable in respect of such share had such share been converted into Series A Preferred Stock pursuant to Section 7 immediately prior to such Liquidation and immediately thereafter and effective prior to the consummation of such Liquidation each such share of Series A Preferred Stock had been converted to Common Stock pursuant to Section 8 without regard to the Exchange Cap (the amount payable in respect of shares of Series A-1 Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series A-1 Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A-1 Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A-1 Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the Holders of shares of Series A-1 Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any Liquidation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of Preferred Stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the greater of (i) the Stated Value of such share of Series A Preferred Stock, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 8 immediately prior to such Liquidation without regard to the Exchange Cap, (the amount payable in respect of shares of Series A Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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(c) In the event of any Liquidation, after the payment of all preferential amounts required to be paid to the Holders of shares of Series A-1 Preferred Stock, Series A Preferred Stock and any other series of Preferred Stock ranking on liquidation senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(d) The Corporation shall not have the power to effect a Deemed Liquidation unless the definitive agreement regarding such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5 of this Certificate of Designation.

(e) If following a Deemed Liquidation the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation, then (i) the Corporation shall send a written notice to each Holder of Senior Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Senior Preferred Stock, and (ii) if the Holders of a majority of the then outstanding shares of Senior Preferred Stock so request in a written instrument delivered to the Corporation not later than sixty (60) days after receipt of such notice, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation, to redeem all outstanding shares of Senior Preferred Stock at a price per share equal to the Series A-1 Liquidation Value or Series A Liquidation Value, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Senior Preferred Stock and of any other series of Preferred Stock ranking on redemption on parity with the Senior Preferred Stock that is required to then be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall first redeem a pro rata portion of each Holder’s shares of Series A Preferred Stock and any such other series of Preferred Stock ranking on redemption on a parity with the Series A Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. If upon any such redemption, the assets of the Corporation lawfully available to effect such redemption shall be insufficient to pay the Holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series A Preferred Stock, the full amount to which they shall be entitled under this Section 5(e), the Holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets lawfully available for such redemption in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such redemption if all amounts payable on or with respect to such shares were paid in full, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Thereafter, the Corporation shall next redeem a pro rata portion of each Holder’s shares of Series A-1 Preferred Stock and any such other series of Preferred Stock ranking on redemption on parity with the Series A-1 Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. If upon any such redemption, the assets of the Corporation lawfully available to effect such redemption shall be insufficient to pay the Holders of shares of Series A-1 Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series A-1 Preferred Stock, the full amount to which they shall be entitled under this Section 5(e), the Holders of shares of Series A-1 Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series A-1 Preferred Stock shall share ratably in any distribution of the assets lawfully available for such redemption in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such redemption if all amounts payable on or with respect to such shares were paid in full, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Section 6(b) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Senior Preferred Stock pursuant to this Section 5(e). Prior to the distribution or redemption provided for in this Section 5(e), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation, except to discharge expenses incurred in connection with such Deemed Liquidation or in the ordinary course of business consistent with past practice.

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(f) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity; provided, that the value of any such non-cash property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 6. Redemption.

(a) If the Corporation shall have failed to obtain the Nasdaq Approval on, or prior to, the third (3rd) anniversary of the Issuance Date (the “Triggering Event Date”), each Holder shall have the right (the “Redemption Right”) beginning on the date following the Triggering Event Date to require the Corporation to redeem all of the shares of Series A Preferred Stock, if any, then held by such Holder that are convertible into a number of shares of Common Stock that exceeds the Exchange Cap and all of the shares of Series A-1 Preferred Stock then held by such Holder by delivering written notice thereof to the Corporation (the “Redemption Notice”) together with the applicable certificates, if any, representing such shares of Senior Preferred Stock which Redemption Notice shall indicate that Holder is electing to redeem such shares of Senior Preferred Stock. Each of the shares of Senior Preferred Stock subject to redemption by the Corporation pursuant to this Section 6(a) shall be redeemed by the Corporation at a price equal to the Series A-1 Liquidation Value or Series A Liquidation Value, as applicable. Payment of the Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, required by this Section 6(a) shall be made in accordance with the provisions of Section 6(b). Notwithstanding anything to the contrary in this Section 6(a), until the Series A Liquidation Value for each share of Series A Preferred Stock subject to a Redemption Notice is paid in full, such shares of Series A Preferred Stock that have not been so redeemed under this Section 6(a) may be converted, in whole or in part, by Holder into Common Stock pursuant to Section 8; provided, that the Corporation shall not be obligated to pay Holder the Series A Liquidation Value in respect of any shares of Senior Preferred Stock subject to a Redemption Notice that are so converted into shares of Common Stock.

(b) If a Holder submits a Redemption Notice in accordance with Section 6(a), the Corporation shall pay such Holder an amount equal to the aggregate Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, payable in respect of all Senior Preferred Stock held by such Holder to be redeemed pursuant to Section 6(a) by wire transfer of immediately available funds to the account(s) designated in the Redemption Notice as soon as reasonably practicable, but in no event later than sixty (60) days, following the date of such Redemption Notice. Upon payment of the aggregate Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, in respect of any shares of Senior Preferred Stock subject to a Redemption Notice, such shares of Senior Preferred Stock will be automatically cancelled without any further action on the part of the Corporation, Holder or any other Person and such cancelled shares of Senior Preferred Stock shall no longer be issued and outstanding shares of capital stock of the Corporation. In the event that the Corporation does not pay to Holder any portion of the Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, in respect of shares of Senior Preferred Stock subject to a Redemption Notice in full within the time period required for any reason (including, without limitation, to the extent such payment is prohibited pursuant to applicable law), at any time thereafter and until the Corporation pays such Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, in full, such Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to such Holder all or any of the shares of Senior Preferred Stock subject to a Redemption Notice that were submitted for redemption and for which the applicable Series A-1 Liquidation Value or Series A Liquidation Value, as applicable, has not been paid. Upon the Corporation’s receipt of such notice, (A) the Redemption Notice shall be null and void with respect to such shares of Senior Preferred Stock, and (B) the Corporation shall immediately return the applicable certificate, if any, or issue a new, to Holder (unless such shares of Senior Preferred Stock are held in book-entry form, in which case the Corporation shall deliver evidence to such Holder that a book-entry for such shares of Senior Preferred Stock then exists).

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Section 7. Conversion of Series A-1 Preferred Stock into Series A Preferred Stock.

(a) Automatic Conversion of Series A-1 Preferred Stock into Series A Preferred Stock. If the Corporation obtains the Nasdaq Approval at any time prior to the eighteen (18) month anniversary of the Issuance Date, on the date that the Corporation obtains such Nasdaq Approval (the “Nasdaq Approval Date”), each share of Series A-1 Preferred Stock shall automatically be converted into one share of Series A Preferred Stock.

(b) No Conversion of Series A-1 Preferred Stock into Common Stock. Shares of Series A-1 Preferred Stock shall not be convertible into shares of Common Stock.

Section 8. Conversion of Series A Preferred Stock into Common Stock.

(a) Conversion of Series A Preferred Stock into Common Stock at Option of Holder. Subject to Section 8(c) below, each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the product of the Series A Conversion Ratio and the number of shares of Series A Preferred Stock to be converted. Holders shall effect conversions of Series A Preferred Stock into Common Stock by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Optional Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day after the Trading Date that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation; provided that the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Trading Day after the Trading Date on which the original shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation.

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(b) Mandatory Conversion of Series A Preferred Stock into Common Stock. If at any time after the Corporation shall have obtained the Nasdaq Approval, the Corporation consummates the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to which (A) the price per share of the Common Stock in such offering is at least the Series A Mandatory Conversion Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and such offering results in at least $25 million in proceeds, net of the underwriting discount and commissions, to the Corporation and the Common Stock continues to be listed for trading on the Nasdaq Capital Market or another Exchange such as NYSE (such offering, an “Underwritten Offering”, and the date of the consummation of such Underwritten Offering is referred to herein as the “Mandatory Conversion Date” and together with each Optional Conversion Date, a “Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Ratio and (ii) such shares may not be reissued by the Corporation. The provisions of Section 8(d) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the conversion of shares of Series A Preferred Stock into Common Stock pursuant to this Section 8(b). Notwithstanding the foregoing, an Underwritten Offering shall not include, and shares of Series A Preferred Stock will not automatically convert to shares of Common Stock upon the consummation of, any Underwritten Offering that includes the issuance of warrants to purchase capital stock of the Corporation or any other Convertible Security.

(c) Series A Conversion Limitation. Notwithstanding anything herein to the contrary, from and after the Issuance Date until the Voting Date, the Corporation shall not effect any conversion of the Series A Preferred (the “Exchange Block”); provided, however, that from and after the Voting Date, the Exchange Block shall not apply. From and after the Voting Date, the Corporation shall not effect any conversion of the Series A Preferred Stock into Common Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock into Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Preferred Stock under applicable Nasdaq Marketplace rules (the number of shares of Common Stock which may be issued without violating such rules, the “Exchange Cap”), except that the Exchange Cap shall not apply in the event that the Corporation obtains the approval of its stockholders as required by applicable Nasdaq Marketplace rules for issuances of shares of Common Stock without regard to the Exchange Cap (the “Nasdaq Approval”). Within six (6) months following the Issuance Date, the Corporation shall call a meeting (the date that such meeting is completed, the “Next Meeting Date”) of the Corporation’s stockholders for the purpose of soliciting the Nasdaq Approval for the issuance of the full amount of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, including the Series A Preferred Stock issuable upon conversion of the Series A-1 Preferred Stock, authorized and designated under this Certificate of Designation without regard to the Exchange Cap.

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(d) Mechanics of Conversion of Series A Preferred Stock into Common Stock.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder or recipient of the Conversion Shares a physical certificate or certificates representing the number of Conversion Shares set forth in a Notice of Conversion being acquired upon the conversion of shares of Series A Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Section 8(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 8(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder (or its transferee) the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, in each case that represent shares of Common Stock by the Share Delivery Date pursuant to Section 8(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 8(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 8(d)(i).

(iv) Not later than two (2) Business Days after the Nasdaq Approval Date, the Corporation shall issue to each Holder the number of shares of Series A Preferred Stock being acquired upon the conversion of shares of Series A-1 Preferred Stock held by such Holder pursuant to Section 7(a) solely in book-entry form or, if requested by any Holder, such shares may be issued in certificated form.

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(e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will, at all times reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock for the sole purpose of issuance upon conversion of the Series A-1 Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A-1 Preferred Stock, not less than such aggregate number of shares of the Series A Preferred Stock as shall be issuable upon the conversion of all outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Series A Preferred Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances. The Corporation covenants that it will, at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, including all shares of Series A Preferred Stock issuable upon conversion of shares of Series A-1 Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 9) upon the conversion of all outstanding shares of Series A Preferred Stock, including all shares of Series A Preferred Stock issuable upon conversion of shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(f) Fractional Shares No fractional shares or scrip representing fractional shares of Series A Preferred Stock shall be issued upon the conversion of the Series A-1 Preferred Stock. As to any fraction of a share of Series A Preferred Stock which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Stated Value. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share of Common Stock which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Series A Conversion Price.

(g) Transfer Taxes. The issuance of certificates (or book entry notations) for shares of Series A Preferred Stock upon conversion of the Series A-1 Preferred Stock and the issuance of certificates (or book entry notations) for shares of the Common Stock upon conversion of the Series A Preferred Stock, in each case, shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates (or such book entry notation), provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate (or such book entry notation) upon conversion in a name other than that of the registered Holder(s) of such shares of Series A-1 Preferred Stock or Series A Preferred Stock, as applicable, and the Corporation shall not be required to issue or deliver such certificates (or such book entry notation) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(h) Status as Stockholder. Upon each Conversion Date and Mandatory Conversion Date: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates (or book entry notations) for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock. From and after the Nasdaq Approval Date: (i) the shares of Series A-1 Preferred Stock shall be deemed converted into shares of Series A Preferred Stock; and (ii) the Holder’s rights as a Holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates (or book entry notations) for such shares of Series A Preferred Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A-1 Preferred Stock.

Section 9. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Series A Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the Holders of Senior Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock, including if all shares of Series A-1 Preferred Stock shall have been converted to Series A Preferred Stock, had been converted into Common Stock on the date of such event.

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(c) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 9(a), Section 9(b), Section 9(e) or Section 9(f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Certificate of Designation with respect to the rights and interests thereafter of the Holders of the Series A Preferred Stock, to the end that the provisions set forth in this Certificate of Designation (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Holders representing a majority of the Senior Preferred Stock (voting as a single class) then-outstanding agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(e) Deemed Issue of Additional Shares of Common Stock.

(i) If the Corporation at any time or from time to time after the Issuance Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

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(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 9(f), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security pursuant to which an adjustment has already been made under this Section 9(e)) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 9(e)(ii) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 9(f) (either because the consideration per share (determined pursuant to Section 9(g)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Issuance Date), are revised after the Issuance Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security pursuant to which an adjustment has already been made under this Section 9(e)) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9(e)(ii)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Section 9(f), the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

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(v) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Section 9(e) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Section 9(e)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Section 9(e) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(f) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(e)), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Series A Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock.

“CP1” shall mean the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock into Common Stock, including the shares of Series A-1 Preferred Stock into Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

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“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(g) Determination of Consideration. For purposes of this Certificate of Designation, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows: (i) such consideration shall: (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(h) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9(e), relating to Options and Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(i) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 9(f), then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(j) Calculations. All calculations under this Certificate of Designation shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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(k) Notice to the Holders.

(i) Adjustment to Series A Conversion Price. Whenever the Series A Conversion Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver to each Holder a notice setting forth the Series A Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any Liquidation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) consent of the Holders of Senior Preferred Stock is required pursuant to Section 4(d) or Section 4(e), then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, Liquidation or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 10. Miscellaneous.

(a) Lost or Mutilated Stock Certificates. If a Holder’s certificate representing shares of Series A Preferred Stock or Series A-1 Preferred Stock, if applicable, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, if requested by the Holder, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock or Series A-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested, without the requirement to post a bond. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe, without the requirement to post a bond.

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(b) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Senior Preferred Stock granted hereunder may be waived as to all shares of Senior Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Senior Preferred Stock (voting as a single class) then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted Senior Preferred Stock. If any shares of Senior Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock or Series A-1 Preferred Stock, as applicable.

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IN WITNESS WHEREOF, Interpace Diagnostics Group, Inc., has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock to be executed by its duly authorized officer this 15th day of July, 2019.

INTERPACE DIAGNOSTICS GROUP, INC.

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]